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                                                                 Exhibit 10.25

[TRAVELOCITY LOGO]

FEBRUARY 8, 2000


Ramesh Punwani
1, Park Hill Terrace
Princeton Junction, NJ 08550


Dear Ramesh:

As you know, on October 4, 1999 Preview and Travelocity announced plans to merge. We anticipate the merger will close in the near future.

We are pleased to offer you employment with us as Chief Financial Officer with a start date on or before 2/16/2000. We believe your background and abilities will be an asset to the Company and will offer a mutually beneficial opportunity. As a member of our team, you will receive an excellent compensation and benefit package, including a monthly salary of $16,666.67. In addition, you will receive a one time signing bonus of $25,000.00 which will be paid to you within 30 days of your start date. You and your family will be relocated from Princeton to Dallas under our corporate relocation plan. You will also be eligible to participate in our incentive award, which will pay awards based on the Company meeting pre-determined financial objectives. Your individual award will depend upon both actual Company performance and your individual performance. The bonus plan, of course, must be officially approved by our Board of Directors. We will provide more details when we receive that approval.

As a Travelocity employee, you will also be eligible for the Company's benefit programs including medical, dental, vision, life and disability insurance, and paid time off. An information sheet that outlines the benefit plans and structure accompanies this letter. Please note that the details and limitations of all benefit and compensation programs are subject to the Company's policies and plans and may change from time to time in the Company's sole discretion.

Subject to the terms of an agreement with American Airlines, Inc. that expires on June 30, 2008, you will be eligible for personal flight privileges for you, your spouse and dependent children on American Airlines and American Eagle. Certain space available flight privileges will also be available for non-dependent children, other relatives, and friends on these airlines. As you know, the pending spin of Sabre from AMR has resulted in certain changes in flight privileges, primarily relating to individual taxation. Please see http://source.sabre.com.

Finally, we feel that it is important that you have an ownership stake in the Company. Therefore, our Board of Directors has approved our proposal to provide to you, at close, an option to purchase 50,000 shares of Travelocity.com stock. The grant price per option will be calculated on or about the close of the merger. The terms and

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conditions will be governed by the Company's Long-Term Incentive Plan and individual stock agreements.

We hope you are excited about the great things Travelocity has to offer to all of us. I look forward to working with you and I know with your help we will be the world's #1 on-line travel company for a long time to come.



Sincerely,


/s/ Mary Morse
Mary Morse
Director, Recruiting